    As filed with the Securities and Exchange Commission on December 20, 2001
                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

     SPRINT CAPITAL CORPORATION                       SPRINT CORPORATION
      As Issuer and Registrant                     As Issuer and Registrant
         of Debt Securities                             of Guarantees

          (Exact name of co-registrants as specified in their charters)

                                  ------------
        Delaware                                                 Kansas
(State of Incorporation)              4813              (State of Incorporation)
       48-1132866          (Primary Standard Industrial        48-0457967
    (I.R.S. Employer        Classification Code Number)    (I.R.S. Employer
   Identification No.)                                    Identification No.)
                                  ------------

                                 P.O. Box 11315
                           Kansas City, Missouri 64112
                                 (913) 624-3000
   (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                 Thomas A. Gerke
        Vice President, Corporate Secretary and Associate General Counsel
                               Sprint Corporation
                                 P.O. Box 11315
                           Kansas City, Missouri 64112
                                 (913) 624-3326
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:

                               E. William Bates II
                                 King & Spalding
                           1185 Avenue of the Americas
                          New York, New York 10036-4003
                                 (212) 556-2100

                                  ------------

     Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                  ------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                                              Proposed
                                                                                               Maximum
                                                                      Proposed Maximum        Aggregate
                                                     Amount to         Offering Price         Offering         Amount of
Title of Class of Securities to be Registered      Be Registered        per Unit (1)          Price (1)     Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
6.0% Notes due 2007                               $1,750,000,000            100%           $1,750,000,000       $418,250
-----------------------------------------------------------------------------------------------------------------------------
Guarantees of 6.0% Notes due 2007                       ---                  ---                 ---              (2)
=============================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933.

(2) Pursuant to rule 457(n), no additional registration fee is payable with respect to the Guarantees.

     The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not offer these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED DECEMBER 20, 2001

                           Sprint Capital Corporation
                               Sprint Corporation
                                Offer to Exchange

                               6.0% Notes due 2007
           that have been registered under the Securities Act of 1933 for

                all outstanding unregistered 6.0% Notes due 2007

                                -----------------

                              The Registered Notes

     o The terms of the new notes are substantially identical to the outstanding notes, except that the new notes will be freely tradable.

     o    Interest is payable on January 15 and July 15 of each year.

     o    The new notes will mature on January 15, 2007.

     o Sprint Capital may redeem the new notes at any time. The redemption price is described under the heading "Description of the New Notes -- Optional Redemption and Ability to Purchase" on page 28.

     o The new notes will rank equally with all of Sprint Capital's other unsecured and unsubordinated indebtedness.

     o Sprint will fully and unconditionally guarantee the new notes. The guarantees will rank equally with all of Sprint's other unsecured and unsubordinated obligations.

     o    The new notes will not be listed on any securities exchange.

                               The Exchange Offer

     o The exchange offer will expire at 5:00 p.m. New York City time, on _______, 2002, unless extended.

     o The exchange offer is not subject to any conditions other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.

     o All old notes that are validly tendered and not validly withdrawn will be exchanged.

     o Tenders of old notes may be withdrawn at any time before the expiration of the exchange offer.

     o    We will not receive any proceeds from the exchange offer.

                                -----------------

     See "Risk Factors" beginning on page 7 for a discussion of the factors that you should consider in connection with the exchange offer and an exchange of old notes for new notes.

     We are not asking you for a proxy and you are requested not to send us a proxy.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                -----------------

              The date of this prospectus is __________ __, 200_.

     Unless the context otherwise requires, references in this prospectus to "Sprint," "we," "us," and "our" mean Sprint Corporation and its subsidiaries, including Sprint Capital Corporation, references to "Sprint Capital" mean Sprint Capital Corporation, our wholly owned finance subsidiary, references to "FON common stock" mean the FON common stock, series 1, of Sprint, and references to "PCS common stock" mean the PCS common stock, series 1, of Sprint.

     References to "U.S. $," "U.S. Dollars" and "$" are to the currency of the United States of America.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the SEC declares the registration statement effective, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N. W., Washington, D. C. 20549, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D. C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

     We "incorporate by reference" the information that we file with the SEC, which means that we are disclosing important information to you in those documents. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act (other than information furnished pursuant to Item 9 of any Current Report on Form 8-K, and the Report of the Compensation Committee, the Performance Graph and the Report on the Repricing of Options included in our definitive proxy statement), until the later of the date on which we have completed the exchange offer or the end of the period during which this prospectus is available for use by participating broker-dealers and others with similar prospectus delivery requirements for use in connection with any resale of new notes.

     o    Annual Report on Form 10-K/A for the year ended December 31, 2000;

     o    Quarterly Report on Form 10-Q for the quarter ended March 31, 200l;

     o    Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

     o Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

     o    Current Report on Form 8-K filed on February 20, 2001;

     o    Current Report on Form 8-K filed on April 23, 2001;

     o    Current Report on Form 8-K filed on May 16, 2001;

     o    Current Report on Form 8-K filed on July 24, 2001;

     o    Current Report on Form 8-K filed on August 7, 2001;

     o    Current Report on Form 8-K filed on August 8, 2001; and

     o    Current Report on Form 8-K/A filed on October 30, 2001.

     You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

         Sprint Corporation
         2330 Shawnee Mission Parkway
         Westwood, Kansas 66205
         (800) 259-3755
         Attention: Investor Relations

     To obtain timely delivery of this information, you must request it no later than five (5) business days before ___________, 2002, the expiration date of the exchange offer.

     We and Sprint Capital have also filed a registration statement with the SEC relating to the new notes described in this prospectus. This prospectus is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we and Sprint Capital filed with the SEC when we and Sprint Capital registered the new notes. The registration statement may contain additional information that may be important to you.

     You should rely on the information contained or incorporated by reference in this prospectus. Neither we nor Sprint Capital have authorized anyone else to provide you with additional or different information. We and Sprint Capital are only offering to exchange these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                               SPRINT CORPORATION

     We are a global communications company and a leader in integrating long-distance, local service, and wireless communications. We are also one of the largest carriers of Internet traffic using our tier one Internet protocol network, which provides connectivity to any point on the Internet either through our own network or via direct connections with another backbone provider. We are the nation's third-largest provider of long distance services and operate nationwide, all-digital long distance and tier one Internet protocol networks using fiber-optic and electronic technology. In addition, our local telecommunications division currently serves approximately 8.3 million access lines in 18 states. We also operate the only 100% digital personal communications service, or PCS, wireless network in the United States with licenses to provide service nationwide using a single frequency band and a single technology. We own PCS licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands. As part of our overall business strategy, we regularly evaluate opportunities to expand and complement our operations by pursuing strategic transactions. For the year ended December 31, 2000, we had revenues of $23.6 billion and net income of $93 million and served more than 23 million business and residential customers. For the nine months ended September 30, 2001, we had revenues of $19.4 billion and a net loss of $167 million.

     In November 1998, we allocated all of our assets and liabilities into two groups: the FON group and the PCS group. At the same time, we reclassified each share of our publicly traded common stock into tracking stocks. Each share of common stock was reclassified into one share of FON common stock and 1/2 share of PCS common stock. Our business is divided into four lines of business: the global markets division, the local telecommunications division, the product distribution and directory publishing businesses, and the PCS wireless telephony products and services business. The FON group includes the global markets division, the local telecommunications division, and the product distribution and directory publishing businesses. The PCS group includes the PCS wireless telephony products and services business. The PCS common stock is intended to reflect the financial results and economic value of the PCS wireless telephony products and services business. The FON common stock is intended to reflect the financial results and economic value of the global markets division, the local telecommunications division, and the product distribution and directory publishing businesses.

     We were incorporated in 1938 under the laws of the State of Kansas. Our principal executive offices are located at 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, and our telephone number is (913) 624-3000.

Sprint's PCS Group

     The PCS group includes our wireless PCS operations. The PCS group markets its wireless telephony products and services under the Sprint and Sprint PCS brand names. The PCS group currently provides nationwide service through a combination of:

     o    operating its own digital network in major metropolitan areas,

     o affiliating with other companies, primarily in and around small metropolitan areas,

     o roaming on analog cellular networks of other providers using dual-band/dual-mode handsets, and

     o roaming on other providers' digital PCS networks that use code division multiple access technology.

     The PCS group also provides wholesale PCS services to companies that resell the services to their customers on a retail basis. These companies pay the PCS group a discounted price for their customers' usage, but bear the costs of acquisition and customer service. The PCS group also includes our investment in Pegaso Telecomunicaciones, S. A. de C.V., a wireless PCS operation in Mexico. This investment is accounted for using the equity method. Pegaso is currently experiencing financial difficulties and is evaluating various restructuring alternatives.

     The PCS group's business goals include continually expanding network capacity and coverage using superior technology and increasing market penetration by aggressively marketing competitively priced PCS products and services under the Sprint and Sprint PCS brand names, offering enhanced voice and data services and seeking to provide superior customer service. The principal elements of the PCS group's strategy for achieving these goals are:

     o    operating a nationwide digital wireless network;

     o leveraging the operating scale of the PCS group's national network to achieve significant cost advantages in purchasing power, operations, and marketing;

     o leveraging our national brand to gain consumer confidence in, and acceptance of, the PCS group's products and services;

     o using state-of-the-art technology, including code division multiple access technology, which is a digital spread-spectrum wireless technology that allows a large number of users to access a single frequency band that assigns a code to all speech bits, sends a scrambled transmission of the enclosed speech over the air and reassembles the speech into its original format;

     o    incorporating third generation technology into its network;

     o    delivering superior service to its customers;

     o    growing its customer base using multiple distribution channels;

     o    continuing to expand capacity and coverage; and

     o    offering PCS group services in combination with FON group services.

     Since launching its first commercial PCS service in the United States in November 1995, the PCS group has experienced rapid customer growth, providing service to approximately 12.7 million direct and resale customers as of September 30, 2001, representing an increase of more than 47% in the number of customers served as of September 30, 2000. The PCS group affiliates also had approximately 1.7 million subscribers as of September 30, 200l. The service offered by the PCS group and its affiliates now covers nearly 244 million people. For the year ended December 31, 2000, the PCS group had net operating revenues of $6.3 billion, and for the nine months ended September 30, 2001, the PCS group had net operating revenues of $7.0 billion.

Sprint's FON Group

     The FON group includes our global markets division, local telecommunications division, and product distribution and directory publishing businesses.

     Through our global markets division we provide a broad suite of communications services targeted to domestic business and residential customers, multinational corporations and other communications companies. These services include domestic and international voice services, data communications services using various protocols such as Internet protocol and frame relay (a public data service that transfers packets of data over our network), and managed network services. In addition, our global markets division is expanding its ability to provide web and applications hosting, consulting services, and co-location services. Through this division we also provide broadband services and digital subscriber line services, which enable high-speed transmission of data over existing copper telephone lines between the customer and the service provider.

     Our local telecommunications division consists primarily of regulated local exchange carriers serving approximately 8.3 million access lines in 18 states. Through this division we provide local voice and data services, long distance services for customers within our local territories, and access for other carriers to our local exchange facilities. This division also sells telecommunications equipment. Our local telecommunications division has embarked on a strategy to market our entire long distance and PCS product portfolios as well as its core product lines of local voice, advanced network features, and data products to our local customers.

     Our product distribution and directory publishing businesses consist of wholesale distribution of telecommunications equipment and the publishing and marketing of white and yellow page telephone directories. We are one of the nation's largest distributors of telecommunications equipment to wireline and wireless service companies, cable television operators, and systems resellers.

     In October 2001, we decided to terminate our efforts to develop and deploy our integrated communications service, referred to as Sprint ION. We also decided to freeze the number of multi-point, multi-channel distribution services ("MMDS") markets we serve until substantial progress is made on second-generation MMDS technology. We expect that these actions, together with the other restructuring actions we are taking to control costs, will result in a one-time pre-tax charge to earnings of approximately $2 billion during the fourth quarter of 2001.

     For the year ended December 31, 2000, the FON group had net operating revenues of $17.7 billion, and for the nine months ended September 30, 2001, the FON group had net operating revenues of $12.9 billion.

                           SPRINT CAPITAL CORPORATION

     Sprint Capital is a wholly owned subsidiary of our company. We formed Sprint Capital to engage in financing activities to provide funds for use by us and our other subsidiaries other than the local exchange companies in our local telecommunications division. Sprint Capital raises funds through the sale of debt securities and then uses the net proceeds to make loans to, or investments in, us or our other subsidiaries, other than the local exchange companies in our local telecommunications division. Sprint Capital does not and will not engage in any other business operations. Sprint Capital was incorporated in 1993 under the laws of the State of Delaware. Its principal offices are located at 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, and its telephone number is
(913) 624-3000.

                                  RISK FACTORS

     You should carefully consider the following risk factors and the other information included or incorporated by reference in this prospectus before deciding to tender your old notes in exchange for new notes pursuant to the exchange offer. The risks under the heading "Risk Factors Relating to Our Company" apply to both the old notes and the new notes.

Risk Factors Relating to Our Company

     Failure to satisfy our substantial capital requirements could cause us to delay or abandon our expansion plans.

     The PCS group and the FON group will continue to require substantial additional capital to continue to expand their businesses. We may not be able to arrange additional financing to fund our capital requirements on terms acceptable to us. Our ability to arrange additional financing will depend on, among other factors, our financial performance, general economic conditions, and prevailing market conditions. Many of these factors are beyond our control. Either of the PCS group's or the FON group's financing efforts may adversely affect the other group's ability to raise additional capital. Failure to obtain suitable financing could, among other things, result in the delay or abandonment of the PCS group's expansion plans or the inability of the FON group to continue to expand its business and meet competitive challenges.

     Our substantial leverage will reduce cash flow from operations available to fund our business, may cause a decline in our credit rating, and may limit our ability to raise additional capital.

     We have substantial indebtedness. As of September 30, 2001, we had total outstanding debt of $21.7 billion. We intend to incur additional indebtedness in the future as we implement the business plans of the PCS group and the FON group. In connection with the execution of our business strategies, we are continually evaluating acquisition opportunities with respect to both the PCS group and the FON group, and we may elect to finance acquisitions by incurring additional indebtedness. We must use a portion of our future cash flow from operations to pay the principal and interest on our indebtedness, which will reduce the funds available for our operations, including capital investments and business expenses. This could hinder our ability to adjust to changing market and economic conditions. If we incur significant additional indebtedness, our credit rating could be adversely affected. As a result, our borrowing costs would likely increase and our access to capital may be adversely affected.

     We face intense competition that may reduce our market share and harm our financial performance.

     There is substantial competition in the telecommunications industry. The traditional dividing lines between long distance, local, wireless, and Internet services are increasingly becoming blurred. Through mergers and various service integration strategies, major providers, including us, are striving to provide integrated solutions both within and across all geographical markets.

     We expect competition to intensify as a result of the entrance of new competitors and the rapid development of new technologies, products, and services. We cannot predict which of many possible future technologies, products, or services will be important to maintain our competitive position or what expenditures will be required to develop and provide these technologies, products or services. Our ability to compete successfully will depend on marketing and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions, and discount pricing strategies by competitors. To the extent we do not keep pace with technological advances or fail to timely respond to changes in competitive factors in our industry, we could lose market share or experience a decline in our revenue and net income.

     PCS group. Each of the markets in which the PCS group competes is served by other two-way wireless service providers, including cellular, enhanced specialized mobile radio, and PCS operators and resellers. A majority of markets have five or more commercial mobile radio service providers. Each of the top 50 metropolitan markets has at least two other PCS competitors in addition to two cellular incumbents. Many of these competitors have been operating for a number of years and currently serve a substantial subscriber base. The Federal Communications Commission recently decided to allow commercial mobile radio service providers to own more spectrum in urban markets and to remove all spectrum limits in January 2003. Competition may continue to increase to the extent that licenses are transferred from smaller stand-alone operators to larger, better capitalized, and more experienced wireless communications operators. These larger wireless communications operators may be able to offer customers network features not offered by the PCS group. The actions of these larger wireless communications operators could negatively impact the PCS group's customer churn, ability to attract new customers, average revenue per user, cost to acquire customers, and operating costs per customer.

     The PCS group relies on agreements with competitors to provide automatic roaming capability to PCS group customers in many of the areas of the United States not covered by the PCS group's network, which primarily serves metropolitan areas. Certain competitors may be able to offer coverage in areas not served by the PCS group's network or may be able to offer roaming rates that are lower than those offered by the PCS group. Certain of our competitors are seeking to reduce access to their networks through actions pending with the Federal Communications Commission. Moreover, the standard for the dominant air interface on which PCS customers roam is currently being considered for elimination by the Federal Communications Commission as part of a streamlining proceeding. If the Federal Communications Commission eliminates this standard, PCS customers may have difficulty roaming in certain markets.

     Many cellular providers, some of which have an infrastructure in place and have been operating for a number of years, have been upgrading their systems and provide expanded and digital services to compete with the PCS group's services. Many of these wireless providers require their customers to enter into long term contracts, which may make it more difficult for the PCS group to attract customers away from these wireless providers.

     We anticipate that market prices for two-way wireless voice services and products generally will decline in the future as a result of increased competition. We also expect to face increased competition for access to distribution channels. Consequently, we may be forced to increase spending for advertising and promotions. All of this may lead to greater choices for customers, possible consumer confusion, and increased industry churn.

     FON group. As the nation's third largest provider of long distance services, the FON group competes with AT&T Corp., or AT&T, and WorldCom, Inc., as well as a host of smaller competitors. Companies such as Qwest Communications International Inc. and Level 3 Communications, Inc. have built high-capacity fiber-optic networks capable of supporting tremendous amounts of bandwidth. Although these companies have not captured a large market share, they and others with a strategy of using Internet-based networks claim certain cost structure advantages which, among other factors, may position them well for the future. In addition, increased competition has forced lower prices for long distance services. The significant increase in capacity resulting from new networks may drive prices down further.

     The Telecommunications Act of 1996 allows the Regional Bell Operating Companies to provide long distance services in their respective regions if certain conditions are met. Verizon Communications Inc. has entered the long distance market in New York, Massachusetts, Connecticut, and Pennsylvania, and SBC Communications Inc. has entered the long distance market in Texas, Kansas, Oklahoma, Arkansas and Missouri. Both have been successful in obtaining a significant market share in a short period of time. A significant number of the Regional Bell Operating Companies may secure regulatory clearance to offer long distance services in their respective markets in the next 12 months. As the Regional Bell Operating Companies have entered the market, they have proven to be formidable long distance competitors.

     Because our local telecommunications division operates largely in rural markets, competition in the local division's markets is occurring more gradually. In urban areas, however, there is already substantial competition for business customers, with varying levels of competition in third tier and rural markets. Cable modems provide competition for second line and data services for residential customers, and wireless services will continue to grow as an alternative to wireline services. Certain mergers or other combinations involving our competitors may increase competition.

     Demand for some of our communications products and services has been adversely affected by a downturn in the United States economy as well as changes in the global economy.

     Demand for some of our communications products and services has been adversely affected by a downturn in the United States economy as well as changes in the global economy. A number of the FON group's wholesale customers have struggled financially and some have filed for bankruptcy. As a result, we have experienced lower than expected revenues for our wholesale business in recent quarters.

     Likewise, a number of our suppliers have recently experienced financial challenges. If they cannot meet their commitments, we would have to use different vendors and this could result in delays, interruptions, or additional expenses associated with the upgrade and expansion of our networks and the offering of our products and services.

     If current general economic conditions continue or worsen, the revenues, cash flow, and operating results of the PCS group, the FON group, and our company as a whole could be adversely affected.

     The FON group has experienced declining revenues and net income.

     The FON group has experienced declining operating revenues and net income for the past several quarters. We recently announced plans to improve the FON group's competitive position and reduce its costs, but we have not yet fully implemented these plans. If we fail to successfully implement these plans, or if the FON group cannot increase its revenues, the FON group may be unable to make the capital expenditures necessary to implement its business plan or otherwise conduct its business in an effective and competitive manner. This could further damage our ability to maintain or increase revenues and net income of the FON group and of our company as a whole.

     Any failure by the PCS group to continue the buildout of its network and meet capacity requirements of its customer growth will likely impair its financial performance and adversely affect our results of operations.

     The PCS group has additional network buildout and substantial capacity additions to complete. As the PCS group continues the buildout and expansion of its PCS network, it must:

     o    obtain rights to a large number of cell sites,

     o obtain zoning variances or other approvals or permits for network construction and expansion, and

     o build and maintain additional network capacity to satisfy customer growth.

     Network buildout and expansion may not occur as scheduled or at the cost that the PCS group has estimated. The Federal Communications Commission requires certain levels of construction or "buildout" for licensees to retain their PCS licenses. Moreover, delays or failure to add network capacity, or increased costs of adding capacity, could limit our ability to increase the revenues of, or cause a deterioration in the operating margin of, the PCS group or our company as a whole.

     The PCS group expects to continue to supplement its own network buildout through affiliation arrangements with other companies. Under these arrangements, these companies offer PCS services under the Sprint PCS brand name, allow us to retain a portion of collected revenues, and complete network buildout at the affiliates' expense. The related PCS networks are in various stages of network buildout and launch. These companies may not be able to complete and operate their networks.

     The PCS group has a history of operating losses.

     If the PCS group does not achieve and maintain profitability on a timely basis, the PCS group may be unable to make the capital expenditures necessary to implement its business plan, meet its debt service requirements, or otherwise conduct its business in an effective and competitive manner. This would require us to divert cash from other uses, which may not be possible or may detract from the growth of our other businesses. These events could limit our ability to increase revenues and net income of the PCS group, the FON group, and our company as a whole or cause these amounts to decline.

     Significant changes in the wireless industry could cause a decline in demand for the PCS group's services.

     The wireless telecommunications industry is experiencing significant technological change, including improvements in the capacity and quality of digital technology such as the move to third generation wireless technology. This causes uncertainty about future customer demand for the PCS group's services and the prices that we will be able to charge for these services. For example, the demands for wireless data services provided by the PCS group may be impacted by the proliferation of wireless local area networks using new technologies or the enactment of new laws or regulations restricting use of wireless handsets. The rapid change in technology may lead to the development of wireless telecommunications services or alternative services that consumers prefer over PCS. There is also uncertainty as to the extent to which airtime charges and monthly recurring charges may continue to decline. As a result, the future prospects of the wireless industry and the PCS group and the success of PCS and other competitive services remain uncertain.

     A high rate of customer churn would likely impair the PCS group's financial performance.

     Historically, the PCS group has experienced a significant rate of customer churn. Customer churn in the third quarter of 2001 was higher than it was in the second quarter of 2001, and we believe that customer churn may be higher in the fourth quarter of 2001. Current strategies to reduce customer churn may not be successful. A high rate of customer churn would impair our ability to increase the revenues of, or cause a deterioration in the operating margin of, the PCS group or our company as a whole.

     Government regulation could adversely affect the PCS group's prospects and results of operations.

     The licensing, construction, operation, sale, and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the Federal Communications Commission and, depending on the jurisdiction, state and local regulatory agencies. In addition, the Federal Communications Commission, together with the Federal Aviation Administration, regulates tower marking and lighting. Tower construction is also affected by federal statutes addressing environmental protection and historic preservation. The Federal Communications Commission, the Federal Aviation Administration, or other governmental authorities having jurisdiction over the PCS group's business could adopt regulations or take other actions that would adversely affect the business prospects or results of operations of the PCS group.

     Federal Communications Commission licenses to provide PCS services are subject to renewal and revocation. The PCS group's metropolitan trading area licenses will expire in 2005, and its basic trading area licenses will expire in 2007. Metropolitan trading areas are areas defined by the Federal Communications Commission for the purpose of issuing licenses for PCS. Several basic trading areas make up each metropolitan trading area. The licenses may be renewed by the Federal Communications Commission for additional ten year terms, but there is no guarantee that the PCS group's licenses will be renewed. Federal Communications Commission rules require all PCS licensees to meet certain buildout requirements. The PCS group may not continue to obtain the requisite coverage in each metropolitan trading area market or obtain the requisite coverage in each basic trading area market. Failure to comply with Federal Communications Commission requirements in a given license area could result in revocation of the PCS group's PCS license for that license area or the imposition of fines on the PCS group by the Federal Communications Commission.

     Failure by various regulatory bodies to make telephone numbers available in a timely fashion could result in the PCS group's not having enough local numbers to assign to new subscribers in certain markets. The Federal Communications Commission has adopted rules to promote the efficient use of numbering resources, including restrictions on the assignment of telephone numbers to carriers, including wireless carriers. The Federal Communications Commission is considering additional rules in this area. The Federal Communications Commission has delegated to states the authority to assign, administer, and conserve telephone numbers. Depending on the rules adopted by the states, the supply of available numbers could be adversely restricted. As a result, the PCS group:

     o may be required to assign subscribers non-local telephone numbers, which may be a disincentive for potential customers to subscribe to PCS service,

     o may incur significant costs to either acquire new numbers or reassign subscribers to new numbers, and

     o    may be unable to enroll new subscribers at projected rates.

     Failure to complete development and rollout of new technology could impact our ability to compete in the industry.

     We recently terminated our efforts to develop and market Sprint ION. Accounting charges which primarily relate to the wind-down of ION, including associated asset write-offs, are expected to result in an estimated $2 billion one-time pre-tax charge to our fourth quarter 2001 earnings. We are, however, currently in the process of developing and rolling out various new technologies intended to help us compete in the industry. We have entered into several major contracts with vendors and undertaken other initiatives for the provision of third generation technology to be included in our PCS network. Successful implementation of this upgrade depends on the vendors meeting their obligations in a timely manner. We may not successfully complete the development and rollout of third generation technology or any other new technology in a timely manner, and third generation technology or any other new technology may not be widely accepted by customers. In either case, we may not be able to compete effectively in the industry.

Risk Factors Relating to the New Notes

     We are a holding company and, accordingly, are dependent on the cash flow of our subsidiaries to satisfy our obligations under our indebtedness.

     The new notes are obligations guaranteed by us. We are primarily a holding company and have no material operations, sources of income, or assets other than our equity interest in our subsidiaries. Because substantially all of our operations are conducted by our subsidiaries, the guarantees of the new notes effectively will rank junior to all existing and future debt, trade payables, and other liabilities of our subsidiaries other than Sprint Capital. Our rights and the rights of our creditors (including holders of the notes) to participate in any distribution of assets of any subsidiary on its liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary's creditors, except to the extent that our claims as a creditor of the subsidiary may be recognized. After the payment of the subsidiary's liabilities, the subsidiary may not have enough assets remaining to pay us to permit our creditors, including the holders of the new notes, to be paid.

     If you do not exchange your old notes for new notes, you will continue to have restrictions on your ability to resell them.

     The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes pursuant to the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the old notes under the Securities Act except in the limited circumstances provided in the registration rights agreement. In addition, to the extent that old notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted old notes could be adversely affected.

     There is no public market for the new notes.

     The new notes are new securities for which there is currently no trading market. We do not intend to list the new notes on any securities exchange. We cannot assure you that an active trading market for the new notes will develop.

     If a market for the new notes does develop, that market may cease to exist at any time. In addition, in any such market, the new notes could trade at prices that may be higher or lower than their principal amount.

     The liquidity of any market for the new notes will depend upon various factors, including:

     o    the number of holders of the new notes;

     o the interest of securities dealers in making a market for the new notes;

     o    the overall market for similar debt securities;

     o    our financial performance and prospects; and

     o    the prospects for companies in our industry generally.

     In addition, the liquidity of the trading market in the new notes and the market price of the new notes may be adversely affected by changes in the overall market for fixed income securities. As a result, an active trading market may not develop for the new notes. If no active trading market develops, you may not be able to resell your new notes at their fair market value or at all.

     To the extent that old notes are surrendered and accepted in the exchange offer, the trading market for unsurrendered old notes and for surrendered-but-unaccepted old notes could be adversely affected due to the limited amount of old notes that are expected to remain outstanding following the exchange offer. Generally, when there are fewer outstanding securities of an issue, there is less demand to purchase that security, which results in a lower price for the security. Conversely, if many old notes are not surrendered, or are surrendered-but-unaccepted, the trading market for the new notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer" for further information regarding the distribution of the new notes and the consequences of failure to participate in the exchange offer.

                               RECENT DEVELOPMENTs

     On November 2, 2001, Sprint Capital closed its unregistered offering of $1,750,000,000 aggregate principal amount of 6.0% notes due 2007, which we refer to in this prospectus as the old notes, pursuant to a purchase agreement dated as of October 30, 2001, among us, Sprint Capital, and Banc of America Securities LLC and Lehman Brothers Inc., as representatives of the initial purchasers named on Schedule I to the purchase agreement, which we refer to in this prospectus as the Purchase Agreement. The net proceeds to Sprint Capital (before expenses) from the offering was approximately $1,735,370,000. We used $750 million of the proceeds to repay medium-term notes when they matured on November 15, 2001. Those notes consisted of $500 million principal amount of fixed rate notes that bore interest at an annual rate of 6.5% and $250 million principal amount of floating rate notes that bore annual interest at 3-month LIBOR plus 29 basis points, adjusted quarterly. The remainder of the net proceeds was used to repay commercial paper. As of November 1, 2001, Sprint had outstanding more than $3.45 billion in commercial paper, bearing interest at annual rates from 2.9% to 4.1%, with an average maturity of 90 days. Sprint used the proceeds from the issuances of the medium-term notes and commercial paper to repay indebtedness and for working capital, capital expenditures and other purposes.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes and incorporates by reference "forward-looking statements" within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," and similar expressions identify forward-looking statements. These forward-looking statements include statements regarding the expected financial position, business, financing plans, business prospects, revenues, working capital, liquidity, capital needs, interest costs, and income, in each case relating to the PCS group and the FON group as well as our company as a whole.

     Forward-looking statements are estimates and projections reflecting our best judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Although we and Sprint Capital believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:

     o the effects of vigorous competition in the markets in which we operate;

     o the costs and business risks associated with providing new services and entering new markets necessary to provide nationwide or global services;

     o the ability of the PCS group to continue to grow a significant market presence;

     o the effects of mergers and consolidations within the telecommunications industry;

     o    the uncertainties related to our strategic investments;

     o the impact of any unusual items resulting from ongoing evaluations of our business strategies;

     o    the impact of new technologies on our business;

     o    unexpected results of litigation filed against us;

     o the possibility of one or more of the markets in which we compete being impacted by changes in political, economic, or other factors such as monetary policy, legal, or regulatory changes, including the impact of the Telecommunications Act of 1996 or other external factors over which we have no control; and

     o    those factors listed in this prospectus under "Risk Factors."

     We believe these forward-looking statements are reasonable; however you should not place undue reliance on any forward-looking statements, which are based on our current expectations. Furthermore, forward-looking statements speak only as of the date they are made.

                                 USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you and accepted by us in the exchange offer, new notes in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt. However, we will incur the expenses of the exchange offer, which are estimated to be approximately $700,000. Any surrendered-but-unaccepted old notes will be returned to you and will remain outstanding.

                            CAPITALIZATION OF SPRINT

The following table sets forth as of September 30, 2001 the historical consolidated capitalization of Sprint.

                                                                                                     As of
                                                                                                 September 30,
                                                                                                      2001
                                                                                               ----------------
                                                                                                 (in millions)
Cash and equivalents ........................................................................       $   205
                                                                                                    =======
Short-term debt (includes current maturities of long-term debt) .............................       $ 4,548
Long-term debt and capital lease obligations ................................................        15,434
Equity unit notes ...........................................................................         1,725
Redeemable preferred stock ..................................................................           256
Class A FT common stock, $.50 par value, 100.0 million shares authorized, 43.1 million shares issued and outstanding (each share represents the right to 50% of a share
     of PCS stock) ..........................................................................            22
Class A DT common stock, $.01 par value, 100.0 million shares authorized, 43.1 million shares issued and outstanding (each share represents the right to approximately 0.9% of a share
     of PCS stock) ..........................................................................            __
FON stock, $2.00 par value, 4.2 billion shares authorized, 887.5 million shares issued and
     outstanding ............................................................................         1,775
PCS stock, $1.00 par value, 4.6 billion shares authorized, 983.6 million shares issued and
     outstanding ............................................................................           984
Capital in excess of par or stated value ....................................................        10,006
Retained earnings ...........................................................................         1,087
Other .......................................................................................             7
                                                                                                    -------
     Total capitalization ...................................................................       $35,844
                                                                                                    =======

     Except for the issuance of the old notes and as described in this prospectus or in the documents incorporated by reference herein, there has been no material change in Sprint's consolidated capitalization since September 30, 2001.

                        CAPITALIZATION OF SPRINT CAPITAL

     Sprint Capital's authorized stock consists of 100 shares of $2.50 par value common stock, all of which is outstanding and issued to Sprint. As of September 30, 2001, Sprint Capital had $16.9 billion principal amount of debt outstanding. Except for the issuance of the old notes and as described in this prospectus or in the documents incorporated by reference herein, there has been no material change in Sprint Capital's capitalization since September 30, 2001.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the ratio of earnings to fixed charges for our company, which includes our subsidiaries, on a consolidated basis. The following table does not show the ratio of earnings to fixed charges for Sprint Capital on a stand-alone basis because it would not be meaningful.

     For purposes of calculating the ratio,

     (1) earnings means:

     o    income (loss) from continuing operations before taxes, plus

     o    equity in the net losses of less-than-50% owned entities, less

     o    capitalized interest; and

     (2) fixed charges means:

     o interest on all debt of continuing operations, including capitalized interest, plus

     o    amortization of debt issuance costs, plus

     o    the interest component of operating rents.

     The ratio of earnings to fixed charges is calculated as follows:

                          (earnings) + (fixed charges)
                         -----------------------------
                                 (fixed charges)



                                                                                                    Nine Months Ended
                                                              Year Ended December 31,                 September 30,
                                                   -----------------------------------------------  -----------------
                                                      1996      1997     1998     1999      2000     2000      2001
                                                   --------  --------  --------  -------- --------  -------- --------
Ratio of earnings to fixed charges ...............  5.96(1)   6.67(2)  1.79(3)   -- (4)   -- (5)    -- (6)   -- (7)

------------

(1) Earnings, as defined above, include a nonrecurring charge related to litigation of $60 million. Excluding this charge, the ratio of earnings to fixed charges would have been 6.10 for 1996.
(2) Earnings, as defined above, include a nonrecurring litigation charge of $20 million and nonrecurring net gains of $71 million mainly from sales of local exchanges and certain investments. Excluding these items, the ratio of earnings to fixed charges would have been 6.54 for 1997.
(3) Earnings, as defined above, include a nonrecurring charge to write off $179 million of acquired in-process research and development costs related to the PCS restructuring and nonrecurring net gains of $104 million mainly relating to sales of local exchanges. Excluding these items, the ratio of earnings to fixed charges would have been 1.85 for 1998.
(4) Earnings, as defined above, were inadequate to cover fixed charges by $1.1 billion in 1999. Earnings, as defined above, include a net nonrecurring gain of $54 million from investment activities. Excluding this gain, earnings, as defined above, would have been inadequate to cover fixed charges by $1.2 billion.
(5) Earnings, as defined above, were inadequate to cover fixed charges by $621 million in 2000. Earnings, as defined above, include:
     o nonrecurring charges of $238 million principally representing a write-down of goodwill, $187 million for costs associated with the terminated WorldCom merger and $122 million for the write-downs of certain equity investments;
     o net nonrecurring gains of $71 million from the sale of an independent directory publishing operation and from investment activities; and

     o a nonrecurring gain of $28 million from the sale of network infrastructure and the right to manage customers to a PCS affiliate.

     Excluding these items, earnings, as defined above, would have been inadequate to cover fixed charges by $173 million.

(6) Earnings, as defined above, were inadequate to cover fixed charges by $63 million in the nine months ended September 30, 2000. Earnings, as defined above, include nonrecurring items in the first quarter of 2000 of a net gain from investment activities of $26 million and a nonrecurring gain of $28 million on the sale of network infrastructure and the right to manage customers to a PCS affiliate. Earnings, as defined above, include nonrecurring items in the second quarter of 2000 of $187 million for costs associated with the proposed WorldCom merger, which was terminated, and a gain on the sale of an independent directory publishing operation of $45 million. Excluding these items, the ratio of earnings to fixed charges would have been 1.02.

(7) Earnings, as defined above, were inadequate to cover fixed charges by $49 million in the nine months ended September 30, 2001. Earnings, as defined above, include nonrecurring gains in the first quarter of 2001 of $14 million from investment activities. Earnings, as defined above, include nonrecurring items in the third quarter of 2001 of a write-down of an investment of $157 million, a loss on the sale of an investment of $25 million and a gain from the amendment of certain retirement plan benefits of $120 million. Excluding these items, earnings, as defined above, would have been inadequate to cover fixed charges by $1 million.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

     We sold the old notes on November 2, 2001 to the initial purchasers pursuant to the Purchase Agreement. These initial purchasers subsequently sold the old notes to:

     o "qualified institutional buyers", as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and to

     o persons in offshore transactions in reliance on Regulation S under the Securities Act.

     As a condition to the initial sale of the old notes, we and the representatives of the initial purchasers entered into a registration rights agreement dated as of November 2, 2001. Pursuant to the registration rights agreement, we agreed to conduct an exchange offer. We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn before the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement and the Purchase Agreement.

     The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, which we refer to as the Depositary or DTC, who desires to deliver the old note by book-entry transfer at DTC.

Resale of the New Notes

     We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth below under "The Exchange Offer -- Procedures for Tendering Old Notes." However, if you intend to participate in a distribution of the new notes, or you are an "affiliate" of us as defined in Rule 405 of the Securities Act, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available to you. You have to represent to us in the letter of transmittal accompanying this prospectus that you meet the conditions exempting you from the registration requirements.

     We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.

     A broker-dealer that has bought old notes for market-making or other trading activities has to deliver a prospectus in order to resell any new notes it receives for its own account in the exchange. This prospectus may be used by a broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies for a period of up to 180 days after the SEC declares the registration statement relating to this exchange offer effective. See "Plan of Distribution" for more information regarding broker-dealers.

     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws.

Terms of the Exchange Offer

     General. Based on the terms and conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn before the expiration date.

     Subject to the minimum denomination requirements of the new notes, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes validly tendered pursuant to the exchange offer and not validly withdrawn before the expiration date. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

     The form and terms of the new notes are the same as the form and terms of the old notes except that the new notes will be registered under the Securities Act and, therefore, the new notes will not bear legends restricting the transfer of the new notes.

     The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture that governs the old notes. As a result, both the new notes and the old notes will be treated as a single class of debt securities under the indenture. The exchange offer does not depend on any minimum aggregate principal amount of old notes being surrendered for exchange.

     As of the date of this prospectus, $1,750,000,000 in aggregate principal amount of the old notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on ______, 200__ as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be initially mailed. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer.

     As a holder of old notes, you do not have any appraisal or dissenters' rights or any other right to seek monetary damages in court under the Delaware General Corporation Law, the Kansas General Corporation Code or the indenture governing the notes. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the related rules and regulations of the SEC. Old notes that are not surrendered for exchange in the exchange offer will remain outstanding and interest on these notes will continue to accrue.

     We will be deemed to have accepted validly surrendered old notes if and when we give oral or written notice of our acceptance to Bank One Trust Company, N.A., which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving the new notes from us.

     If you surrender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes described under "--Fees and Expenses."

Expiration Date; Extensions; Amendments

     The "expiration date" is 5:00 p.m., New York City time, on ________, 2002, unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

     In order to extend the exchange offer, we will:

     o notify the exchange agent of any extension by oral or written communication;

     o issue a press release or other public announcement, which will report the approximate number of old notes deposited; the press release or announcement would be issued before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension of the exchange offer, all old notes previously surrendered and not withdrawn will remain subject to the exchange offer.

     We reserve the right:

     o    to delay accepting any old notes,

     o    to amend the terms of the exchange offer in any manner,

     o    to extend the exchange offer, or

     o if, in the opinion of our counsel, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.

     Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of time that we will determine, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.

     We will have no obligation to publish, advertise, or otherwise communicate any public announcement that we may choose to make, other than by making a timely release to an appropriate news agency.

     In all cases, issuance of the new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal or a book-entry confirmation with an agent's message, in each case, with all other required documents. However, we reserve the absolute right to waive any conditions of the exchange offer or any defects or irregularities in the surrender of old notes. If we do not accept any surrendered old notes for any reason set forth in the terms and conditions of the exchange offer or if you submit old notes for a greater principal amount than you want to exchange, we will return certificates for the unaccepted or non-exchanged old notes to you, or substitute old notes evidencing the unaccepted or non-exchanged portion, as appropriate. See "--Return of Old Notes."

Interest on the New Notes

     The new notes will accrue cash interest on the same terms as the old notes, i.e., at the rate of 6.0% per year (using a 360-day year consisting of twelve 30-day months), payable semi-annually in arrears on January 15 and July 15 of each year. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 180-day period. Old notes accepted for exchange will not receive accrued interest at the time of exchange. However, each new note will bear interest:

     o from the later of (1) the last interest payment date on which interest was paid on the old note surrendered in exchange for the new note or
          (2) if the old note is exchanged for the new note on a date after the record date for an interest payment date to occur on or after the date of the exchange and as to which that interest will be paid, the date of that interest payment date, or

     o    if no interest has been paid on the old notes, from November 2, 2001.

Procedures for Tendering Old Notes

     If you wish to surrender old notes you must:

     o complete and sign the letter of transmittal, or send a timely confirmation of a book-entry transfer of old notes to the exchange agent,

     o have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and

     o mail or deliver the required documents to the exchange agent at its address set forth in the letter of transmittal for receipt before the expiration date.

     In addition, either:

     o certificates for old notes must be received by the exchange agent along with the letter of transmittal;

     o a timely confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent before the expiration date; or

     o you must comply with the procedures described below under "--Guaranteed Delivery Procedures."

     If you do not withdraw your surrender of old notes before the expiration date, it will indicate an agreement between you and Sprint Capital that you have agreed to surrender the old notes, in accordance with the terms and conditions in the letter of transmittal.

     The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send any letter of transmittal or old notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

     If you are a beneficial owner of the old notes and you hold those notes through a broker, dealer, commercial bank, trust company or other nominee and you want to surrender your old notes, you should contact that intermediary promptly and instruct it to surrender the old notes on your behalf.

     Generally, an eligible institution must guarantee signatures on a letter of transmittal unless

     o you tender your old notes as the registered holder, which term includes any participant in DTC whose name appears on a security listing as the owner of old notes, and the new notes issued in exchange for your old notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the old notes, or

     o you surrender your old notes for the account of an eligible institution.

     An "eligible institution" is:

     o a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

     o a commercial bank or trust company having an office or correspondent in the United States, or

     o an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act.

In each instance, the entity must be a member of one of the signature guarantee programs identified in the letter of transmittal.

     If the new notes or unexchanged old notes are to be delivered to an address other than that of the registered holder appearing on the security register for the old notes, an eligible institution must guarantee the signature in the letter of transmittal.

     Your surrender will be deemed to have been received as of the date when:

     o the exchange agent receives a properly completed and signed letter of transmittal accompanied by the old notes, or a confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC with an agent's message, or

     o the exchange agent receives a notice of guaranteed delivery from an eligible institution. Issuances of new notes in exchange for old notes surrendered pursuant to a notice of guaranteed delivery or letter to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal, and any other required documents, and deposit of the surrendered old notes, or confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC pursuant to the book-entry procedures described below.

     We will make the determination regarding all questions relating to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of surrendered old notes, and our determination will be final and binding on all parties.

     We reserve the absolute right to reject any and all old notes improperly surrendered. We will not accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities, or conditions of surrender as to any particular old note. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with surrenders of old notes within the time we determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of old notes, neither we, the exchange agent nor anyone else will incur any liability for failure to give that notice. Surrenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

     We have no current plan to acquire any old notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not surrendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

     Pursuant to the letter of transmittal, if you elect to surrender old notes in exchange for new notes, you must exchange, assign and transfer the old notes to us and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact with respect to the surrendered old notes, with full power of substitution, among other things, to cause the old notes to be assigned, transferred and exchanged. By executing the letter of transmittal, you make the representations and warranties set forth below to us. By executing the letter of transmittal you also promise to, on request, execute and deliver any additional documents that we consider necessary to complete the transactions described in the letter of transmittal.

     By executing the letter of transmittal and surrendering old notes in the exchange offer, you will be representing to us that, among other things,

     o you have full power and authority to tender, exchange, assign and transfer the old notes surrendered,

     o we will acquire good title to the old notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when we accept the old notes,

     o you are acquiring the new notes in the ordinary course of your business,

     o you are not engaging and do not intend to engage in a distribution of the new notes,

     o you have no arrangement or understanding with any person to participate in the distribution of the new notes,

     o you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purpose of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and that you cannot rely on the position of the SEC's staff set forth in their no-action letters,

     o you understand that a secondary resale transaction described above and any resales of new notes obtained by you in exchange for old notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the SEC, and

     o you are not an "affiliate", as defined in Rule 405 under the Securities Act, of us or Sprint Capital, or, if you are an "affiliate," that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."

     Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in making your decision on whether to participate in the exchange offer.

Return of Old Notes

     If any old notes are not accepted for any reason described in this prospectus, or if old notes are withdrawn or are submitted for a greater principal amount than you want to exchange, the exchange agent will return the unaccepted, withdrawn or non-exchanged old notes to you or, in the case of old notes surrendered by book-entry transfer, into an account for your benefit at DTC, unless otherwise provided in the letter of transmittal. The old notes will be credited to an account maintained with DTC as promptly as practicable.

Book Entry Transfer

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant.

     A delivery of old notes through a book-entry transfer into the exchange agent's account at DTC will only be effective if an agent's message or the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at its address set forth in the letter of transmittal for receipt before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

Guaranteed Delivery Procedures

     If you wish to surrender your old notes and (1) your old notes are not immediately available so that you can meet the expiration date deadline, (2) you cannot deliver your old notes or other required documents to the exchange agent before the expiration date, or (3) the procedure for book-entry transfer cannot be completed on a timely basis, you may nonetheless participate in the exchange offer if:

     o    you surrender your notes through an eligible institution;

     o before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by mail or hand delivery, showing the name and address of the holder, the name(s) in which the old notes are registered, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes surrendered; the notice of guaranteed delivery must state that the surrender is being made by the notice of guaranteed delivery and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other required documents, will be delivered by the eligible institution to the exchange agent, and

     o the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the expiration date.

     Unless old notes are surrendered by the above-described method and deposited with the exchange agent within the time period set forth above, we may, at our option, reject the surrender. The exchange agent will send you a notice of guaranteed delivery upon your request if you want to surrender your old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders of Old Notes

     You may withdraw your surrender of old notes at any time before the expiration date.

     To withdraw old notes surrendered in the exchange offer, the exchange agent must receive a written notice of withdrawal at its address set forth below before the expiration date. Any notice of withdrawal must:

     o specify the name of the person having deposited the old notes to be withdrawn,

     o identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes,

     o contain a statement that you are withdrawing your election to have the old notes exchanged,

     o be signed by the holder in the same manner as the original signature on the letter of transmittal used to surrender the old notes, and

     o specify the name in which any old notes are to be registered, if different from that of the registered holder of the old notes and, unless the old notes were tendered for the account of an eligible institution, the signatures on the notice of withdrawal must be guaranteed by an eligible institution. If old notes have been surrendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC.

     We, in our sole discretion, will make the final determination on all questions regarding the validity, form, eligibility and time of receipt of notices of withdrawal, and our determination will bind all parties. Any old notes withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer and no new notes will be issued unless the old notes so withdrawn are validly surrendered again. Properly withdrawn old notes may be surrendered again by following one of the procedures described above under "--Procedures for Tendering Old Notes" at any time before the expiration date. Any old notes that are not accepted for exchange will be returned at no cost to the holder or, in the case of old notes surrendered by book-entry transfer, into an account for your benefit at DTC pursuant to the book-entry transfer procedures described above, as soon as practicable after withdrawal, rejection of surrender or termination of the exchange offer.

Additional Obligations

     We may be required, under certain circumstances, to file a shelf registration statement. See "Registration Rights." In any event, we are under a continuing obligation, for a period of up to 180 days after the SEC declares the registration statement of which this prospectus is a part effective, to keep the registration statement effective and to provide copies of the latest version of the prospectus to any broker-dealer that requests copies for use in a resale, subject to our ability to suspend the effectiveness of any registration statement as described under "Registration Rights" below.

Conditions of the Exchange Offer

     Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer before acceptance of the old notes, if:

     (a) any statute, rule or regulation has been enacted or any action has been taken by any court or governmental authority that, in our reasonable judgment, seeks to or would prohibit, restrict or otherwise render consummation of the exchange offer illegal; or

     (b) any change, or any development that would cause a change, in our business or financial affairs has occurred that, in our sole judgment, might materially impair our ability to proceed with the exchange offer or a change that would materially impair the contemplated benefits to us of the exchange offer; or

     (c) a change occurs in the current interpretations by the staff of the SEC that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.

     If we, in our sole discretion, determine that any of the above conditions is not satisfied, we may:

     o refuse to accept any old notes and return all surrendered old notes to the surrendering holders,

     o extend the exchange offer and retain all old notes surrendered before the expiration date, subject to the holders' right to withdraw the surrender of the old notes, or

     o waive any unsatisfied conditions regarding the exchange offer and accept all properly surrendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of time that we will determine, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.

Exchange Agent

     We have appointed Bank One Trust Company, N.A. as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at the following address:

                       By Mail, Hand or Overnight Courier:

                          Bank One Trust Company, N.A.
                        One North State Street, 9th Floor
                                 Suite IL1-0134
                             Chicago, Illinois 60602
                              Attention: Exchanges

                          For New York Hand Deliveries:

                                 Bank One, N.A.
                           55 Water Street, 1st Floor
                             Jeanette Park Entrance
                            New York, New York 10041


                            To Confirm by Telephone:

                        (800) 524-9472 or (800) 346-5153

            For information with respect to the Exchange Offer, call

              Investor Relations Department of the Exchange Agent:

                        (800) 524-9472 or (800) 346-5153

Fees and Expenses

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and regular employees or by officers and employees of our affiliates. No additional compensation will be paid to any officers and employees who engage in soliciting tenders.

     We have not retained any dealer-manager or other soliciting agent for the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for related, reasonable out-of-pocket expenses. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, the letter of transmittal and related documents.

     We will pay all expenses incurred in connection with the performance of our obligations in the exchange offer, including registration fees, fees and expenses of the exchange agent, the transfer agent and registrar and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of the old notes. If, however, new notes, or old notes for principal amounts not surrendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes surrendered, or if a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of those taxes or exemption from payment of those taxes with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

Consequences of Failure to Exchange

     Old notes that are not exchanged will remain "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

     o    to us or to any of our subsidiaries,

     o inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act,

     o inside the United States to an institutional accredited investor that, before the transfer, furnishes to the trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old notes, the form of which you can obtain from the trustee and, if such transfer is in respect of an aggregate principal amount of old notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to us that the transfer complies with the Securities Act,

     o outside the United States in compliance with Rule 904 under the Securities Act,

     o pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available, or

     o    pursuant to an effective registration statement under the Securities
          Act.

     The liquidity of the old notes could be adversely affected by the exchange offer. See "Risk Factors -- Risk Factors Relating to the New Notes -- There is no public market for the new notes."

Accounting Treatment

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the remaining term of the notes.

                          DESCRIPTION OF THE NEW NOTES

     The form and terms of the new notes and the old notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. References in this section to the "Notes" are references to both the old notes and the new notes.

     The old notes were, and the new notes will be, issued under the indenture dated as of October 1, 1998, among us, Sprint Capital, and Bank One, N.A., as trustee, as supplemented by a first supplemental indenture dated as of January 15, 1999, and a second supplemental indenture dated as of October 15, 2001. Sprint Capital will issue the new notes, and we will fully and unconditionally guarantee the new notes. The old notes carry and the new notes will carry a 6.0% fixed rate of interest and the Notes will mature on January 15, 2007. The Notes will not be subject to any sinking fund provisions. The Notes will be initially limited to an aggregate principal amount of $1,750,000,000.

     You should read the indenture for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the indenture. You can obtain copies of the indenture by following the directions described under the caption "Where You Can Find More Information." In this section, references to "our," "we," and similar terms mean Sprint Corporation, excluding its subsidiaries.

     The indenture does not limit the aggregate principal amount of debt securities that Sprint Capital may issue and provides that Sprint Capital may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Sprint Capital may issue additional debt securities of a particular series, including the Notes, without the consent of the holders of the debt securities of that series outstanding at the time of the issuance. Any additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture. The indenture also does not limit our ability or the ability of Sprint Capital to incur other debt and does not contain financial or similar restrictive covenants, except as described below. Notes issued by Sprint Capital will be its senior unsecured obligations and will be fully and unconditionally guaranteed by us.

     The Notes, if issued in certificated form, will be in denominations of $1,000 or integral multiples of $1,000, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the offices described below. The new notes may be presented for registration or transfer and exchange at the offices of the registrar. Any old notes that remain outstanding after the completion of the exchange offer, together with the new notes issued in the exchange offer, will be treated as a single class of securities under the indenture.

Payments on the Notes

     Payments on Notes issued as a global security will be made to the depositary, a successor depositary or, if no depositary is used, to the paying agent for the Notes. Principal and interest with respect to certificated Notes will be payable, the transfer of the Notes will be registrable, and Notes will be exchangeable for Notes of other denominations of a like aggregate principal amount at the office or agency maintained by Sprint Capital for this purpose in the Borough of Manhattan, New York City. However, at Sprint Capital's option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account designated by the holder entitled to payment. Bank One, N.A. is serving as the initial paying agent, transfer agent, and registrar for the Notes. Sprint Capital may at any time designate additional transfer agents and paying agents with respect to the Notes and may remove any transfer agent, paying agent, or registrar for the Notes. Sprint Capital will at all times maintain a paying agent and transfer agent for the Notes in the Borough of Manhattan, New York City.

     Any monies deposited with the trustee or paying agent or held by Sprint Capital in trust for the payment of principal of or interest on any Note and remaining unclaimed for two years after the principal or interest has become due and payable will, at Sprint Capital's request, be repaid to Sprint Capital or released from trust, as applicable, and the holder of the Note must thereafter look, as a general unsecured creditor, only to us for payment.

Interest

     Each Note will bear interest at the rate of 6.0% per year, payable semiannually in arrears on January 15 and July 15 of each year, each an "interest payment date", to the person in whose name the Note is registered at the regular record date. The regular record date will be the fifteenth calendar day, whether or not a business day, immediately preceding the related interest payment date.

     Interest on each new note will accrue:

     o from the later of (1) the last interest payment date on which interest was paid on the old note surrendered in exchange for the new note or
          (2) if the old note is exchanged for the new note on a date after the record date for an interest payment date to occur on or after the date of the exchange and as to which that interest will be paid, the date of that interest payment date, or

     o    if no interest has been paid on the old note, from November 2, 2001.

     The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 180-day period. If any date on which interest is payable on the Notes is not a business day, it will be paid on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, with the same force and effect as if made on the scheduled payment date.

Guarantees

     We will unconditionally guarantee the due and punctual payment of the principal, any premium, and interest on the Notes when and as it becomes due and payable, whether at maturity or otherwise (Section 311). The guarantees will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding. The guarantees provide that upon a default in payment of principal or any premium or interest on a Note, the holder of the Note may institute legal proceedings directly against us to enforce the guarantees without first proceeding against Sprint Capital. The indenture provides that we may under certain circumstances assume all rights and obligations of Sprint Capital under the indenture with respect to a series of notes issued by Sprint Capital.

Optional Redemption and Ability to Purchase

         The Notes will be redeemable, as a whole or in part, at the option of Sprint Capital, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the Notes. The redemption price will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) and 20 basis points. In the case of each of clause (1) and (2), accrued interest will be payable to the redemption date.

         "Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding the redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

         "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

         "Comparable Treasury Price" means, with respect to any redemption date,
(1) the average of the Reference Treasury Dealer Quotations for the redemption date after excluding the highest and lowest of such Reference

Treasury Dealer Quotations, or (2) if the trustee obtains fewer than five Reference Treasury Dealer Quotations, the average of all quotations obtained. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

         "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by Sprint Capital.

         "Reference Treasury Dealer" means each of Banc of America Securities LLC, Lehman Brothers Inc., and three other primary U.S. Government securities dealers (each a "Primary Treasury Dealer") selected by Sprint Capital and their respective successors. If any of the foregoing ceases to be a Primary Treasury Dealer, Sprint Capital will substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

         "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of principal of and interest on the Note that would be due after the redemption date but for the redemption. If the redemption date is not an interest payment date with respect to the Note, the amount of the next succeeding scheduled interest payment on the Note will be reduced by the amount of interest accrued on the Note to such redemption date.

         On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption unless Sprint Capital defaults in the payment of the redemption price and accrued interest. On or before the redemption date, Sprint Capital will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed will be selected by the trustee by whatever method the trustee considers fair and appropriate.

         The redemption price of any Note redeemed at maturity will equal the principal amount of the Note.

         The terms of the Notes do not prohibit us from purchasing Notes on the open market.

Restrictive Covenants

     Sprint. Under the indenture, we may not, and may not permit our Restricted Subsidiaries to, create, incur, or allow to exist any Lien on any property or assets now owned or acquired at a later time unless:

     o    the Lien is a Permitted Lien, or

     o the outstanding guarantees are equally and ratably secured by the Lien, or

     o the aggregate principal amount of indebtedness secured by the Lien and any other Lien, other than Permitted Liens, plus the Attributable Debt in respect of any Sale and Leaseback Transaction does not exceed 15% of our Consolidated Net Tangible Assets (Section 1012).

     Sprint Capital. Sprint Capital may not create, issue, assume, or guarantee any unsecured funded debt ranking prior to the debt securities issued by Sprint Capital under the indenture (Section 1009).

     Sprint Capital may not create, assume, or suffer to exist any Lien upon any of its property or assets, now owned or acquired at a later time, without equally and ratably securing any outstanding debt securities issued by Sprint Capital under the indenture with any and all other obligations and indebtedness secured by the Lien, subject to certain exceptions (Section 1008).

     Definitions.  Under the indenture:


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

     "Attributable Debt" of a Sale and Leaseback Transaction means, at any date, the total net amount of rent required to be paid under the lease during the remaining term of the lease, excluding any subsequent renewal or other extension options held by the lessee, discounted from the respective due dates of the amounts to the date of determination at the rate of interest per year implicit in the terms of the lease, as determined in good faith by us, compounded annually. The net amount of rent required to be paid under any lease during the remaining term will be the remaining amount of rent payable, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates, and similar charges and contingent rents.

     "Capital Lease Obligations" means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles. The amount of indebtedness is the capitalized amount of the obligations determined in accordance with generally accepted accounting principles consistently applied.

     "Consolidated Net Tangible Assets" means our and our subsidiaries' consolidated total assets as reflected in our most recent balance sheet preceding the date of determination, prepared in accordance with generally accepted accounting principles consistently applied, less

     o current liabilities, excluding current maturities of long-term debt and Capital Lease Obligations, and

     o goodwill, tradenames, trademarks, patents, minority interests of others, unamortized debt discount and expense and other similar intangible assets, excluding any investments in permits or licenses issued, granted or approved by the Federal Communications Commission.

     "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement or zoning restriction, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to property including any Capital Lease Obligation, conditional sale, or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction.

     "Permitted Liens" means:

     (1) Liens existing on October 1, 1998;

     (2) Liens on property existing at the time of acquisition of the property or to secure the payment of all or any part of the purchase price of the property or to secure any indebtedness incurred before, at the time of or within 270 days after the acquisition of the property for the purpose of financing all or any part of the purchase price of the property;

     (3) Liens securing indebtedness owed by a Restricted Subsidiary to us or any of our wholly owned subsidiaries;

     (4) Liens on property of any entity, or on the stock, indebtedness or other obligations of any entity, existing at the time

          o    the entity becomes a Restricted Subsidiary,

          o the entity is merged into or consolidated with us or a Restricted Subsidiary, or

          o we or a Restricted Subsidiary acquire all or substantially all of the assets of the entity,

but only if the Liens do not extend to any other property of ours or property of any other Restricted Subsidiary;

     (5) Liens on property to secure any indebtedness incurred to provide funds for all or any part of the cost of development of or improvements to the property;

     (6) Liens on our property or the property of any of our Restricted Subsidiaries securing

         o nondelinquent performance of bids or contracts, other than for borrowed money, obtaining of advances or credit or the securing of debt,

         o  contingent obligations on surety and appeal bonds, and

         o  other nondelinquent obligations of a similar nature,

in each case, incurred in the ordinary course of business;

     (7) Liens securing Capital Lease Obligations, but only if

         o the Liens attach to the property within 270 days after its acquisition, and

         o  the Liens attach solely to the property so acquired;

     (8) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds, but only if the deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by us or a Restricted Subsidiary, as applicable, in excess of those set forth by regulations promulgated by the Federal Reserve Board and the deposit account is not intended by us or the Restricted Subsidiary to provide collateral to the depository institution;

     (9) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation;

     (10) statutory and tax Liens for sums not yet due or delinquent or which are being contested or appealed in good faith by appropriate proceedings;

     (11) Liens arising solely by operation of law, such as mechanics', materialmen's, warehouseman's and carriers' Liens, and Liens of landlords or of mortgages of landlords, on fixtures and movable property located on premises leased in the ordinary course of business;

     (12) Liens on personal property, other than shares of stock or indebtedness of any Restricted Subsidiary, to secure loans maturing not more than one year from the date of the creation of the loan and on accounts receivable associated with a receivables financing program of ours or any of our Restricted Subsidiaries;

     (13) any Lien created by or resulting from litigation or other proceeding against us or any Restricted Subsidiary, or upon property of ours or of a Restricted Subsidiary, or any lien for workmen's compensation awards or similar awards, so long as the finality of the judgment or award is being contested and execution on the judgment or award is stayed or the Lien relates to a final unappealable judgment which is satisfied within 30 days of the judgment or any Lien incurred by us or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding, as long as the judgment or award does not constitute an Event of Default under clause
(5) of "Events of Default" below;

     (14) Liens on our real property or the real property of a Restricted Subsidiary which constitute minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of the real property, as long as all of the liens referred to in this clause (14) in the aggregate do not at any time materially detract from the value of the real property or materially impair its use in the operation of our business or the business of our subsidiaries;

     (15) Liens on our property or the property of a Restricted Subsidiary securing indebtedness or other obligations issued by the United States of America or any state or any department, agency or instrumentality or political subdivision of the United States of America or any state, or by any other country or any political subdivision of any other country, to finance all or any part of the purchase price of, or, in the case of real property, the cost of construction on or improvement of, any property or assets subject to the Liens, including Liens incurred in connection with pollution control, industrial revenue or similar financings; and

     (16) any renewal, extension or replacement of any Lien permitted pursuant to (1), (2), (4), (5), (7) and (15) above or of any indebtedness secured by any such Lien, as long as the extension, renewal or replacement Lien is limited to all or any part of the same property that secured the Lien extended, renewed or replaced, plus improvements on the property, and the principal amount of indebtedness secured by the Lien and not otherwise authorized by clauses (1),
(2), (4), (5), (7) and (15) does not exceed the principal amount of indebtedness plus any premium or fee payable in connection with the renewal, extension or replacement so secured at the time of the renewal, extension or replacement.

     "Receivables Subsidiary" means a special purpose wholly owned subsidiary created in connection with any transactions that may be entered into by us or any of our subsidiaries pursuant to which we or any of our subsidiaries may sell, convey, grant a security interest in or otherwise transfer undivided percentage interests in its receivables.

     "Restricted Subsidiary" means any subsidiary of ours, other than a Receivables Subsidiary or Sprint Capital, if:

     o the subsidiary has substantially all of its property in the United States, other than its territories and possessions; and

     o at the end of our most recent fiscal quarter preceding the date of determination, the aggregate amount, determined in accordance with generally accepted accounting principles consistently applied, of securities of, loans and advances to, and other investments in, the subsidiary held by us and our other subsidiaries, less any securities of, loans and advances to, and other investments in us and our other subsidiaries held by the subsidiary or any of its subsidiaries, exceeded 15% of our Consolidated Net Tangible Assets.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement pursuant to which property is sold or transferred by us or a Restricted Subsidiary and is thereafter leased back from the purchaser or transferee by us or the Restricted Subsidiary.

Events of Default

     Definition. The indenture defines an Event of Default with respect to debt securities of any series as any one of the following events:

          (1) failure to pay principal of or any premium on any debt security of that series at maturity;

          (2) failure to pay any interest on any debt security of that series when due, continued for 30 days;

          (3) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

          (4) failure to perform any other covenant or warranty in the indenture, continued for 60 days after written notice as provided in the indenture;

          (5) default resulting in acceleration of more than $50 million in aggregate principal amount of any indebtedness for money borrowed by us or Sprint Capital or any other subsidiary of ours under the terms of the instrument under which that indebtedness is issued or secured, if that indebtedness is not discharged or acceleration is not rescinded or annulled within 10 days after written notice as provided in the indenture; and

          (6) certain events of bankruptcy, insolvency or reorganization.

     Remedies. If an Event of Default with respect to the Notes occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of all the

Notes to be due and payable immediately by written notice as provided in the indenture. Notwithstanding the foregoing, if an Event of Default described in clause (6) with respect to any Notes occurs and is continuing, then all of the Notes will become immediately due and payable without any further act by us, Sprint Capital, any holder or the trustee. At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding Notes may, in accordance with the indenture, rescind and annul the acceleration (Section 502).

     Obligations of Trustee. The indenture provides that the trustee will be under no obligation, subject to the duty of the trustee during the continuance of default to act with the required standard of care, to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the Notes, unless the holders offer reasonable indemnity to the trustee (Sections 601 and 603). Subject to the provisions for indemnification of the trustee, the holders of a majority in principal amount of the outstanding Notes will have the right, in accordance with applicable law, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Notes (Section 512).

     Under the indenture we and Sprint Capital must furnish to the trustee annually a statement regarding the performance of our respective obligations under the indenture and as to any default in performance (Section 1004).

Modification and Waiver

     Modifications and Amendments. We, Sprint Capital, and the trustee may modify and amend the indenture, in most cases only with the consent of the holders of a majority in principal amount of the notes of each series affected by the modification or amendment.

     However, neither we nor Sprint Capital may, without the consent of the holder of each outstanding Note affected:

     o change the date specified in the Note for the payment of the principal of, or any installment of principal of or interest on, the Note,

     o reduce the principal amount of, or any premium or interest on, any Note,

     o change the place or currency of payment of principal of, or any premium or interest on, any Note,

     o impair the right to institute suit for the enforcement of any payment on or with respect to any Note, or

     o reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture or for waiver of certain defaults (Section 902).

     In addition, we, Sprint Capital and the trustee may not, without the consent of the holder of each outstanding Note affected, modify or amend the terms and conditions of, or our obligations under, the guarantees in any manner adverse to the holders of any Note.

     Waivers. The holders of a majority in principal amount of the outstanding Notes may on behalf of the holders of all Notes waive compliance by us or Sprint Capital, as the case may be, with certain restrictive provisions of the indenture (Sections 1010 and 1013). The holders of a majority in principal amount of the outstanding Notes may on behalf of the holders of all Notes waive any past default under the indenture with respect to the Notes, except a default in the payment of the principal of or any premium or interest on any Note or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding Note (Section
513).

Consolidation, Merger and Conveyances

     Neither we nor Sprint Capital may consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties and assets in any one transaction or series of transactions, and neither we nor Sprint Capital may permit any person to consolidate with or merge into us or Sprint Capital or convey, transfer or lease all or substantially all of its properties and assets in any one transaction or series of transactions to us or Sprint Capital, unless:

     o we or Sprint Capital, as applicable, are the continuing corporation or the successor entity is a corporation, partnership, or trust and assumes our obligations or the obligations of Sprint Capital, as applicable, under the Notes, the guarantees and the indenture,

     o with respect to Sprint Capital, the successor person is organized under the laws of any United States jurisdiction,

     o after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing, and

     o    certain other conditions specified in the indenture are met.

Thereafter, if we or Sprint Capital are not the successor person, all of our obligations and the obligations of Sprint Capital terminate (Sections 801 and 802).

Defeasance

     The indenture provides that we and Sprint Capital may elect either:

     o to defease and be discharged from any and all obligations with respect to the Notes and the guarantees of those Notes, with certain limited exceptions described below, which we refer to as full defeasance, or

     o to be released from our respective obligations with respect to the Notes under the restrictive covenants in the indenture and the related Events of Default as well as the Event of Default consisting of the cross-default to other indebtedness, which we refer to as covenant defeasance.

     In order to accomplish full defeasance or covenant defeasance, we or Sprint Capital must deposit with the trustee, or other qualifying trustee, in trust, money, or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the Notes on the scheduled due dates for the payments. Such a trust may be established only if, among other things, we or Sprint Capital deliver to the applicable trustee an opinion of counsel to the effect that the holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of full defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if full defeasance or covenant defeasance had not occurred. The opinion, in the case of full defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after October 1, 1998. Obligations not discharged in a full defeasance include those relating to the rights of holders of outstanding Notes to receive, solely from the trust fund described above, payments in respect of the principal of and any premium and interest on Notes when due as set forth in
Section 1304 of the indenture, and obligations to register the transfer or exchange of the Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes, to hold moneys for payment in trust and to compensate, reimburse and indemnify the trustee (Article Thirteen).

Regarding the Trustee

     We have a normal business banking relationship with the trustee, including the maintenance of accounts and the borrowing of funds. The trustee may own Notes.

Governing Law

     New York law, without regard to principles of conflicts of law, will govern the indenture, the Notes and the guarantees.

Book-Entry System

     The new notes will be initially issued in the form of one or more global securities registered in the name of The Depository Trust Company ("DTC") or its nominee.

     Upon the issuance of a global security, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the individual beneficial interests represented by the global security exchanged by those persons in the exchange offer. Ownership of beneficial interests in a global security exchanged will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) or by the participants (with respect to the owners of beneficial interests in the global security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. Those limits and laws may impair the ability to transfer beneficial interests in a global security.

     Payment of principal and interest on Notes represented by a global security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented by the global security for all purposes under the indenture. We have been advised by DTC that upon receipt of any payment of principal of or interest on any global security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of the global security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     A global security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A global security is exchangeable for certificated Notes only if:

          (a) DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act,

          (b) we in our discretion at any time determine to cause the issuance of certificated notes, or

          (c) there shall have occurred and be continuing a default or an Event of Default with respect to the Notes represented by the global security.

Any global security that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding the global security may direct. Subject to the foregoing, a global security is not exchangeable, except for a global security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. If a global security becomes exchangeable for certificated Notes,

          (a) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples of $1,000,

          (b) payment of principal, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency that we maintain for such purposes, and

          (c) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection with the transfer or exchange.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell Notes to persons in states that require physical delivery of the Notes, or to pledge these securities, the holder must transfer its interest in a global security, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

     DTC has advised us that it will take any action permitted to be taken by a holder of Notes, including the presentation of old notes for exchange as described above, only at the direction of one or more participants to whose account the DTC interests in the global security are credited and only in respect of that portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the indenture, DTC will exchange the global security for certificated securities, which it will distribute to its participants.

     So long as DTC or any successor depositary for a global security, or any nominee, is the registered owner of the global security, DTC or the successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global security for all purposes under the indenture and the Notes. Except as set forth above, owners of beneficial interests in a global security will not be entitled to have the Notes represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form, and will not be considered to be the owners or holders of any Notes under the global security. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC or any successor depositary, and, if that person is not a participant, on the procedures of the participant through which they own their interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take the action, and the participants would authorize beneficial owners owning through them to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among participants of DTC, it is under no obligation to perform or continue to perform those procedures, and the procedures may be discontinued at any time. Neither we nor the trustee have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

                               REGISTRATION RIGHTS

     As part of the sale of the old notes to the initial purchasers pursuant to the Purchase Agreement, the holder of the old notes became entitled to the benefits of the registration rights agreement, dated as of November 2, 2001 by and among us, Sprint Capital, and Banc of America Securities LLC and Lehman Brothers Inc., as representatives of the initial purchasers.

     Under the registration rights agreement, we agreed:

     o to offer the new notes and the related guarantees in exchange for surrender of the old notes and the related guarantees; and

     o to use our reasonable best efforts to keep the exchange offer open for at least 30 days but not more than 45 business days (or longer if required by applicable law) after the date that the notice of the exchange offer is mailed to the holders of the old notes.

     The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy these obligations under the registration rights agreement. We understand that there are approximately ______________ beneficial owners of old notes. We are sending this prospectus, together with the letter of transmittal, to all the beneficial holders known to us. For each old note validly surrendered to us pursuant to the exchange offer and not validly withdrawn, the holder will receive a new note having a principal amount equal to that of the surrendered old note.

     Under existing interpretations of the SEC contained in several no-action letters to third parties, we believe that the new notes and the related guarantees will be freely transferable by the holders, other than our affiliates, after the exchange offer without further registration under the Securities Act. However, if you want to exchange your old notes for new notes, you will be required to represent:

     o you have full power and authority to tender, exchange, assign and transfer the old notes surrendered;

     o we will acquire good title to the old notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when we accept the old notes;

     o you are acquiring the new notes in the ordinary course of your business;

     o you are not engaging and do not intend to engage in a distribution of the new notes;

     o you have no arrangement or understanding with any person to participate in the distribution of the new notes;

     o you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purpose of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and that you cannot rely on the position of the SEC's staff set forth in their no-action letters;

     o you understand that a secondary resale transaction described above and any resales of new notes obtained by you in exchange for old notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the SEC; and

     o you are not an "affiliate", as defined in Rule 405 under the Securities Act, of us or Sprint Capital, or, if you are an "affiliate," that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     We agree to make available, for a period of up to 180 days after the effective date of the registration statement of which this prospectus is a part, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of new notes.

         If

            (i) applicable interpretations of the staff of the SEC do not permit us to effect a registered exchange offer,

            (ii) for any other reason the registered exchange offer is not completed by July 30, 2002,

            (iii) the initial purchasers so request with respect to old notes not eligible to be exchanged for new notes in the registered exchange offer and that are held by them following the consummation of the registered exchange offer, or

            (iv) any holder of old notes, other than an initial purchaser, is not eligible to participate in the registered exchange offer or does not receive freely tradeable new notes in the registered exchange offer other than by reason of being our affiliate (it being understood that the requirement that a participating broker-dealer deliver the prospectus contained in the exchange offer registration statement in connection with sales of new notes will not result in those new notes being not "freely tradeable"), then we will, at our cost,

            (a) as promptly as practicable, file a shelf registration statement covering resales of the old notes or the new notes, as the case may be,

            (b) cause the shelf registration statement to be declared effective under the Securities Act, and

            (c) use our reasonable best efforts to keep the shelf registration statement effective until two years after its effective date.

     In the event that we file a shelf registration statement, we will provide each holder of the old notes and the new notes with copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective, and take other actions that are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement that are applicable to a holder selling notes pursuant to the shelf registration statement, including certain indemnification rights and obligations.

     Notwithstanding the foregoing, during any 365-day period, we may delay filing or suspend the effectiveness of any registration statement or require holders not to sell any new notes or old notes pursuant to an effective registration statement for up to three periods of up to 60 consecutive days (except for the consecutive 45-day period immediately before maturity of the notes) but not more than an aggregate of 90 days during any 365-day period, if there is a possible acquisition or business combination or other transaction, business development or other event involving us that may require disclosure in the registration statement and we determine that such disclosure is not in our or our stockholders' best interests or if obtaining any financial statements relating to an acquisition or business combination required to be included in the registration statement would be impracticable. In such a case, we will promptly notify any holder of the suspension of the registration statement's effectiveness or the requirement that they not sell any new notes or old notes pursuant to an effective registration statement. Upon the abandonment, consummation or termination of the possible acquisition or business combination or other transaction, business development or event or the availability of the required financial statements with respect to an acquisition or business combination, the suspension of the use of the registration statement will cease, and we will promptly notify holders that the use of the prospectus contained in the registration statement, as amended or supplemented, as applicable, may resume.

          If

               (a) on or before July 30, 2002, the registered exchange offer has not been consummated, or

               (b) after either the registration statement of which this prospectus is a part or the shelf registration statement has been declared effective, it ceases to be effective or usable (subject to certain exceptions) in connection with resales of old notes or new notes in accordance with and during the periods specified in the registration rights agreement,

(we refer to each of these events as a "Registration Default"), interest will accrue on the principal amount of the old notes and the new notes (in addition to the stated interest on the old notes and the new notes) from and including the date on which any Registration Default occurs but excluding the date on which all Registration Defaults have been cured. This additional interest will accrue at a rate of 0.25% per year.

                              PLAN OF DISTRIBUTION

     We are not using any underwriters for this exchange offer. We are also bearing the expenses of the exchange.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any new notes received in exchange for old notes acquired by the broker-dealer as a result of market-making or other trading activities.

     We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes, or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit resulting from these resales of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of up to 180 days after the registration statement of which this prospectus is a part is declared effective, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of Notes by persons that acquire new notes pursuant to the exchange offer and that acquired old notes pursuant to the initial unregistered offering at the offering prices set forth on the cover page of the offering memorandum used in that offering. Unless otherwise stated, this summary deals only with Notes held as capital assets by U.S. Holders (as defined below). It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currency or tax-exempt investors. This summary also does not address the tax consequences to U.S. Holders that have a functional currency other than the U.S. Dollar, partnerships that hold Notes, persons that hold Notes as part of a straddle, hedging, constructive sale or conversion transaction, or shareholders, partners or beneficiaries of a holder of Notes. It also does not include any description of any tax consequences under the tax laws of any state or local government or of any foreign government that may be applicable to the Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations under the Code (the "Treasury Regulations") and administrative and judicial interpretations of the Code, as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis. References in this section to the "Notes" are references to both the old notes and the new notes.

     As used in this section, the term "U.S. Holder" means any beneficial owner of Notes that is, for United States federal income tax purposes,

     o    a citizen or resident of the United States,

     o a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

     o an estate the income of which is subject to United States federal income taxation regardless of its source, or

     o a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

As used in this discussion, the term "Non-U.S. Holder" means a beneficial owner of Notes that is not a U.S. Holder.

Tax Consequences of the Registered Exchange Offer

     Pursuant to the registration rights agreement, we have agreed to offer to exchange the old notes for publicly registered notes having substantially identical terms. See "Registration Rights." Under current law, the exchange of old notes for new notes pursuant to the registered exchange offer will not be treated as an "exchange" for federal income tax purposes because the new notes do not differ materially in kind or extent from the old notes. Accordingly, (i) holders will not recognize taxable gain or loss upon the receipt of new notes in exchange for old notes in the registered exchange offer, (ii) the holding period for a new note received in the registered exchange offer will include the holding period of the old note surrendered in exchange for the new note, and
(iii) the adjusted tax basis of a new note immediately after the exchange will be the same as the adjusted tax basis of the old note surrendered in exchange for the new note.

     We are obligated to pay additional interest on the Notes under certain circumstances described under "Registration Rights." Although the matter is not free from doubt, this additional interest should be taxable as interest under the rules described below. It is possible, however, that the Internal Revenue Service ("IRS") may take a different position with respect to the treatment of this additional interest. Holders should consult their own tax advisors about payments of additional interest.

U.S. Holders

     Interest Income. Interest on a Note will be includible in a U.S. Holder's gross income as ordinary U.S. source interest income at the time it is accrued or received in accordance with the U.S. Holder's method of accounting for United States federal income tax purposes.

     Sale, Exchange, or Retirement of Notes. Upon sale, exchange, or retirement of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the U.S. Holder's adjusted tax basis in the Note and the amount realized on the sale, exchange, or retirement (less any accrued but previously unpaid interest, which would be taxable as such). A U.S. Holder's adjusted tax basis in a Note generally will equal the U.S. Holder's purchase price for the Note less any principal payments received by the U.S. Holder. Gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange, or retirement, the Note was held for more than one year. Under current law, net capital gains of non-corporate taxpayers, under certain circumstances, are taxed at lower rates than items of ordinary income. The deduction of capital losses is subject to certain limitations.

     Information Reporting and Backup Withholding Tax. In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note and the proceeds of the sale of a Note, and a backup withholding tax may apply to such payments to a non-corporate U.S. Holder if that U.S. Holder

     o fails to furnish or certify its correct taxpayer identification number to the payor in the manner required,

     o is notified by the IRS that it has failed to report payments of interest or dividends properly, or

     o under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments.

Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against that U.S. Holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS. The rate for backup withholding tax, if applicable, will be equal to the fourth lowest tax rate imposed on single-filing individuals (30% for 2002-2003, 29% for 2004-2005, and 28% for 2006 and later years).

Non-U.S. Holders

     The rules governing United States federal income taxation of a beneficial owner of Notes that, for United States federal income tax purposes, is a Non-U.S. Holder are complex and no attempt will be made in this prospectus to provide more than a summary of those rules. Non-U.S. Holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the Notes, including any reporting requirements.

     Interest Income. Generally, interest income of a Non-U.S. Holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate or, if applicable, a lower tax rate specified by a treaty. However, interest income earned on the Notes by a Non-U.S. Holder will qualify for the "portfolio interest" exemption and therefore will not be subject to United States federal income tax or withholding tax, if it is not effectively connected with a United States trade or business of the Non-U.S. Holder and if

     o the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Sprint Capital or Sprint entitled to vote,

     o the Non-U.S. Holder is not a controlled foreign corporation that is related to Sprint Capital or Sprint through stock ownership, and

     o the Non-U.S. Holder certifies to Sprint Capital or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address or otherwise satisfies applicable identification requirements.

     Unless an applicable treaty otherwise provides, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-U.S. Holder. Effectively connected interest received or accrued by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate or, if applicable, a lower tax rate specified by a treaty. Even though such effectively connected interest is subject to income tax and may be subject to the branch profits tax, it is not subject to withholding tax if the holder delivers a properly executed IRS Form W-8ECI (or a suitable substitute form) to the payor.

     Sale, Exchange, or Retirement of Notes. A Non-U.S. Holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, or retirement of Notes unless

     o the gain is effectively connected with a United States trade or business of the Non-U.S. Holder,

     o in the case of a Non-U.S. Holder who is an individual, the holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either the holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by the holder in the United States, or

     o the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

     Information Reporting and Backup Withholding Tax. Sprint Capital must report annually to the IRS and to each Non-U.S. Holder the amount of any interest paid on the Notes in that year and the amount of tax withheld, if any, with respect to these payments. Copies of those information returns also may be made available, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which the Non-U.S. Holder resides or is incorporated. United States information reporting requirements and backup withholding tax will not apply to payments of interest on Notes to a Non-U.S. Holder if the certification or identification requirements described in "Interest Income" are satisfied by the holder, unless the payor knows or has reason to know that the holder is not entitled to an exemption from information reporting or backup withholding tax.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of Notes effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless the broker is a United States person or has certain connections to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of a broker described in the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements, unless the broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the Notes provides the statement described in "Interest Income" or otherwise establishes an exemption.

     We recommend that you consult your own tax advisor as to the particular consequences of exchanging your old notes for new notes, including the applicability and effect of any state, local or foreign tax laws.

                                  LEGAL MATTERS

     The validity of the new notes will be passed upon for us by King & Spalding, New York, New York.

                                     EXPERTS

     Ernst & Young LLP, our independent auditors, have audited Sprint Corporation's consolidated financial statements and schedule, as amended, and the combined financial statements, as amended, of the FON group and the PCS group included in Sprint Corporation's Annual Report on Form 10-K/A for the year ended December 31, 2000, as set forth in their reports, which are incorporated by reference in this prospectus which, as to the year 1998 for our consolidated financial statements and for the combined financial statements of the PCS group, are based in part on the report of Deloitte & Touche LLP, independent auditors. These financial statements and schedule are incorporated by reference in reliance on the reports given on the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements and the related financial statement schedule of Sprint Spectrum Holding Company, L.P. and subsidiaries for the year ended December 31, 1998, incorporated in this prospectus by reference from Sprint Corporation's Annual Report on Form 10-K/A for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     No dealer, salesperson or other individual has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer in those jurisdictions. Neither the delivery of this prospectus nor any sale made hereunder will, under any circumstances, create any implication that the information in this prospectus is correct as of any time subsequent to the date of this prospectus or that there has been no change in the affairs of Sprint or Sprint Capital since that date.


                                -----------------


                                TABLE OF CONTENTS

                                                          Page
                                                          ----

Where You Can Find More Information .....................    2
Sprint Corporation ......................................    4
Sprint Capital Corporation ..............................    6
Risk Factors ............................................    7
Recent Developments .....................................   12
Special Note Regarding Forward-
   Looking Statements ...................................   12
Use of Proceeds .........................................   13
Capitalization of Sprint ................................   14
Capitalization of Sprint Capital ........................   14
Ratio of Earnings to Fixed Charges ......................   15
The Exchange Offer ......................................   17
Description of the New Notes ............................   27
Registration Rights .....................................   37
Plan of Distribution ....................................   40
United States Federal Income Tax
   Consequences .........................................   40
Legal Matters ...........................................   44
Experts .................................................   44




                           SPRINT CAPITAL CORPORATION

                               SPRINT CORPORATION

                                Offer to Exchange

                               6.0% Notes due 2007
                       that have been registered under the
                             Securities Act of 1933

                        for all outstanding unregistered
                               6.0% Notes due 2007





                                                              ____________, 200_

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.   Indemnification of Directors and Officers

     The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the Articles of Incorporation and Bylaws of each of Sprint Capital Corporation ("Sprint Capital") and Sprint Corporation ("Sprint"). The Articles of Incorporation of Sprint Capital provide that the corporation shall indemnify its officers and directors to the fullest extent permitted by the General Corporation Law of Delaware, which we refer to as the Delaware Code.

     Under Section 145 of the Delaware Code and Section 17-6305 of the Kansas General Corporation Code, which we refer to as the Kansas Code, a corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     Consistent with Section 145 of the Delaware Code and Section 17-6305 of the Kansas Code, respectively, Article Five, Section 5.1 of the Bylaws of Sprint Capital and Article IV, Section 10 of the Bylaws of Sprint provide that each corporation will indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit or proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful.

     In accordance with Section 102(7) of the Delaware Code, Sprint Capital's Articles of Incorporation provide that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to Sprint Capital or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the Delaware Code (unlawful payment of dividends) or (iv) transactions from which a director derives an improper personal benefit.

     In accordance with Section 17-6002(b)(8) of the Kansas Code, Sprint's Articles of Incorporation provide that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to Sprint or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 17-6424 of the Kansas Code (unlawful payment of dividends) or (iv) transactions from which a director derives an improper personal benefit.

     Under Article Five, Section 5.7 of the Bylaws of Sprint Capital and Article IV, Section 10 of the Bylaws of Sprint, Sprint Capital and Sprint may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability arising out of his status as such, whether or not the corporation would have the power to indemnify such persons against liability. Sprint carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries, including Sprint Capital. Subject to certain limitations and exclusions, the policies reimburse the corporation for liabilities indemnified under the Bylaws and indemnify the directors and officers against additional liabilities not indemnified under the Bylaws.

     Sprint has entered into indemnification agreements with its directors and officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer, employee or agent of Sprint. All of the directors and most of the officers of Sprint Capital are also officers of Sprint and therefore have these indemnification agreements.

     Reference is made to the indemnity agreements contained in the Registration Rights Agreement listed as Exhibit 4.3 to the Registration Statement.

Item 21.   Exhibits and Financial Statement Schedules

     (a) Exhibits

Exhibit
-------

Number                                          Description of Exhibit
------        -------------------------------------------------------------------------------------------------
4.1      --   Indenture, dated as of October 1, 1998, among Sprint Capital Corporation, Sprint Corporation and
              Bank One, N.A., as Trustee (filed as Exhibit 4(b) to Sprint Corporation's Quarterly Report on
              Form 10-Q for the quarter ended September 30, 1998, and incorporated herein by reference), as supplemented by the First Supplemental Indenture, dated as of January 15, 1999, among Sprint
              Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(b) to
              Sprint Corporation's Current Report on Form 8-K dated February 2, 1999 and incorporated herein by reference), and as further supplemented by the Second Supplemental Indenture, dated as of
              October 15, 2001, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A., as
              Trustee (filed as Exhibit 99 to Sprint Corporation's Current Report on Form 8-K/A dated
              October 17, 2001 and incorporated herein by reference).

4.2      --   Form of new 6.0% Note due 2007.

4.3      --   Registration Rights Agreement, dated as of November 2, 2001, among Sprint Corporation, Sprint
              Capital Corporation, and Banc of America Securities LLC and Lehman Brothers Inc., as
              representatives of the initial purchasers named in Schedule I of the Purchase Agreement.

5.1      --   Opinion of King & Spalding.

12.1     --   Computation of Ratios of Earnings to Fixed Charges (the Computation of Ratios of Earnings to
              Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends was filed as Exhibit 12 to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 2001, and is incorporated herein by reference).

23.1     --   Consent of King & Spalding (included as part of Exhibit 5.1).

23.2     --   Consent of Ernst & Young LLP.

23.3     --   Consent of Deloitte & Touche LLP.

24.1     --   Powers of Attorney (contained on signature pages).

25.1     --   Statement of Eligibility of Trustee on Form T-1.

99.1     --   Form of Letter of Transmittal for old 6.0% Notes due 2007.

99.2     --   Form of Notice of Guaranteed Delivery for old 6.0% Notes due 2007.

99.3     --   Form of Instructions to Registered Holders and/or DTC Participant from Beneficial Owner.

99.4     --   Form of Letter to Registered Holders.

99.5     --   Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Item 22.   Undertakings

     The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of any registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westwood, State of Kansas, on December 18, 2001.

                                    SPRINT CORPORATION


                                    By: /s/ A.B. KRAUSE
                                        ----------------------------------------
                                        Name:     A.B. Krause
                                        Title:    Executive Vice President and
                                                  Chief Financial Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W.T. Esrey, R.T. LeMay, A.B. Krause, J.R. Devlin and T.A. Gerke, or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their, or his or her, substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.


                Signature                                  Title                                Date
                ---------                                  -----                                ----

              /s/ W.T. ESREY                  Chairman of the Board and Chief             December 18, 2001
------------------------------------------      Executive Officer (Principal
                W.T. Esrey                           Executive Officer)


              /s/ A.B. KRAUSE                 Executive Vice President - Chief            December 18, 2001
------------------------------------------      Financial Officer (Principal
                  A.B. Krause                        Financial Officer)


              /s/ J.P. MEYER                     Senior Vice President and                December 18, 2001
------------------------------------------    Controller (Principal Accounting
                  J.P. Meyer                              Officer)



                Signature                                  Title                                Date
                ---------                                  -----                                ----

           /s/ DuBOSE AUSLEY                              Director                        December 18, 2001
------------------------------------------
                DuBose Ausley

           /s/ WARREN L. BATTS                            Director                        December 18, 2001
------------------------------------------
               Warren L. Batts

           /s/ I. O. HOCKADAY, JR.                        Director                        December 18, 2001
------------------------------------------
             Irvine O. Hockaday, Jr.

           /s/ RONALD T. LEMAY                            Director                        December 18, 2001
------------------------------------------
               Ronald T. LeMay

           /s/ LINDA K. LORIMER                           Director                        December 18, 2001
------------------------------------------
               Linda Koch Lorimer

           /s/ CHARLES E. RICE                            Director                        December 18, 2001
------------------------------------------
               Charles E. Rice

           /s/ LOUIS W. SMITH                             Director                        December 18, 2001
------------------------------------------
               Louis W. Smith

           /s/ STEWART TURLEY                             Director                        December 18, 2001
------------------------------------------
               Stewart Turley


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westwood, State of Kansas, on December 18, 2001.

                                          SPRINT CAPITAL CORPORATION


                                          By: /s/ G.M. BETTS
                                              ---------------------------------
                                              Name:  G.M. Betts
                                              Title:  Senior Vice President


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints G.M. Betts, T.A. Gerke, A.B. Krause and D.C. Piper, or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their, or his or her, substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.



                Signature                                  Title                                Date
                ---------                                  -----                                ----

             /s/ A.B. KRAUSE                President and Chief Executive                 December 18, 2001
------------------------------------------ Officer and Director (Principal
                 A.B. Krause                     Executive Officer)

              /s/ G.M. BETTS                Senior Vice President and Chief               December 18, 2001
------------------------------------------  Financial Officer and Director
                  G.M. Betts                  (Principal Financial Officer)

              /s/ J.P. MEYER                   Senior Vice President and                  December 18, 2001
------------------------------------------  Controller (Principal Accounting
                  J.P. Meyer                            Officer)

              /s/ TOM GERKE                               Director                        December 18, 2001
------------------------------------------
                  T.A. Gerke



Exhibit

                                 EXHIBIT INDEX

Number                                            Description of Exhibit
------                                            ----------------------

  4.1    -- Indenture, dated as of October 1, 1998, among Sprint Capital Corporation, Sprint Corporation and
            Bank One, N.A., as Trustee (filed as Exhibit 4(b) to Sprint Corporation's Quarterly Report on Form
            10-Q for the quarter ended September 30, 1998, and incorporated herein by reference), as supplemented by the First Supplemental Indenture, dated as of January 15, 1999, among Sprint
            Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(b) to
            Sprint Corporation's Current Report on Form 8-K dated February 2, 1999 and incorporated herein by reference), and as further supplemented by the Second Supplemental Indenture, dated as of
            October 15, 2001, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A., as
            Trustee (filed as Exhibit 99 to Sprint Corporation's Current Report on Form 8-K/A dated
            October 17, 2001 and incorporated herein by reference).

  4.2    -- Form of new 6.0% Note due 2007.

  4.3    -- Registration Rights Agreement, dated as of November 2, 2001, among Sprint Corporation, Sprint
            Capital Corporation, and Banc of America Securities LLC and Lehman Brothers Inc., as
            representatives of the initial purchasers named in Schedule I of the Purchase Agreement.

  5.1    -- Opinion of King & Spalding.

 12.1    -- Computation of Ratios of Earnings to Fixed Charges (the Computation of Ratios of Earnings to
            Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends was filed as Exhibit 12 to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended
            September 30, 2001, and is incorporated herein by reference).

 23.1    -- Consent of King & Spalding (included as part of Exhibit 5.1).

 23.2    -- Consent of Ernst & Young LLP.

 23.3    -- Consent of Deloitte & Touche LLP.

 24.1    -- Powers of Attorney (contained on signature pages).

 25.1    -- Statement of Eligibility of Trustee on Form T-1.

 99.1    -- Form of Letter of Transmittal for old 6.0% Notes due 2007.

 99.2    -- Form of Notice of Guaranteed Delivery for old 6.0% Notes due 2007.

 99.3    -- Form of Instructions to Registered Holders and/or DTC Participant from Beneficial Owner.

 99.4    -- Form of Letter to Registered Holders.

 99.5    -- Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.